Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-217291

Supplementing the Preliminary

Prospectus Supplement dated December 6, 2017

(To Prospectus dated April 13, 2017)

$300,000,000

RPM International Inc.

$300,000,000 4.250% Notes due 2048

Final Term Sheet

The following information supplements the Preliminary Prospectus Supplement dated December 6, 2017, and is filed pursuant to Rule 433, under Registration No. 333-217291.

December 6, 2017

Issuer:	RPM International Inc.

Ratings (Moody’s / S&P / Fitch):*	Baa3 (Positive) / BBB (Stable) / BBB (Stable)

Type of Offering:	SEC Registered

Trade Date:	December 6, 2017

Settlement Date (T+10):[1]	December 20, 2017

Change of Control Offer:	If a “change of control triggering event” occurs, the Issuer will be required, subject to certain conditions, to offer to repurchase the Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date (all as described in the Issuer’s Preliminary Prospectus Supplement dated December 6, 2017 relating to the Notes).

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:	Citizens Capital Markets, Inc. Fifth Third Securities, Inc. KeyBanc Capital Markets Inc. MUFG Securities Americas Inc.

[1]	It is expected that delivery of the Notes will be made against payment therefor on or about December 20, 2017, which will be the tenth business day following the date of pricing of the Notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, by virtue of the fact that the Notes initially will settle in T+10, purchasers who wish to trade the Notes on the date of pricing of the Notes or the next seven succeeding business days should specify an alternate settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.

4.250% Notes due 2048

Aggregate Principal Amount Offered:	$300,000,000

Maturity Date:	January 15, 2048

Interest Payment Dates:	Semi-annually on January 15 and July 15, beginning on July 15, 2018

Coupon:	4.250%

Price to Public (Issue Price):	99.997% of principal amount

Yield to Maturity:	4.250%

Benchmark Treasury:	UST 2.750% due August 15, 2047

Benchmark Treasury Price / Yield:	100-19+ / 2.720%

Spread to Benchmark Treasury:	1.530% (153 basis points)

Optional Redemption:

The Notes will be redeemable at the Issuer’s option, at any time in whole or from time to time in part, prior to July 15, 2047 (6 months prior to the maturity date of the Notes), at a redemption price equal to (A) the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on such Notes discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 0.250% (25 basis points), plus (B) accrued and unpaid interest to (but excluding) the redemption date.

At any time on or after July 15, 2047 (6 months prior to the maturity date of the Notes), the Notes will be redeemable, at any time in whole or from time to time in part, at the Issuer’s option at par plus accrued and unpaid interest thereon to but excluding the redemption date.

CUSIP / ISIN Number:	749685 AW3 / US749685AW30

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, or any underwriter or any dealer participating in the offering, will arrange to send you the prospectus if you request it by calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or e-mailing: dg.prospectus_requests@baml.com or by calling or e-mailing Wells Fargo Securities, LLC at 1-800-645-3751 or e-mailing: wfscustomerservice@wellsfargo.com.